Exhibit 4.1

[Execution]

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment No. 1”), dated as of August 20, 2014, is by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as agent for Lenders (as hereinafter defined) pursuant to the Loan Agreement (in such capacity, “Agent”), Lenders, and AEP Industries Inc., a Delaware corporation (“Borrower”).

W I T N E S S E T H :

WHEREAS, Agent, the parties to the Loan Agreement as lenders (each individually, a “Lender” and collectively, “Lenders”) and Borrower have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrower as set forth in the Second Amended and Restated Loan and Security Agreement, dated February 22, 2012, by and among Agent, Lenders and Borrower (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, including, without limitation, this Amendment No. 1 (all of the foregoing, including the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrower has requested that Agent and Lenders amend the Loan Agreement to permit the sale of certain Accounts arising from sales of goods and services to Coca-Cola (as hereinafter defined) to Receivables Purchasers (as hereinafter defined), and to release their liens over the Coca-Cola Receivables in connection with the sale of such Accounts, and Agent and Lenders are willing to agree to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 1, Agent, Lenders and Borrower desire and intend to evidence such amendments and consents;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrower agree as follows:

Section 1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:

“Ancillary Rights” means, with respect to any Coca-Cola Receivables, all contract rights arising from the sale of goods or the rendition of services which gave rise to such Coca-Cola Receivables; all other obligations for the payment of money arising therefrom; all collateral, insurance, supporting obligations, and guaranties therefor; the rights to goods and property represented thereby or associated therewith; all rights and remedies against Coca-Cola and/or third parties obligated thereon or goods associated therewith; the books and records solely with respect thereto and the proceeds of any of the foregoing.

“Coca-Cola” shall mean The Coca-Cola Company, a Delaware corporation, and its Subsidiaries and Affiliates, and their respective successors and assigns.

“Coca-Cola Receivables” shall mean any and all Accounts of Borrower with respect to which Coca-Cola is the account debtor arising from the sale by Borrower of goods or services to Coca-Cola, and all proceeds, supporting obligations and other ancillary rights with respect to such Accounts.

“Coca-Cola Receivables Consent Letter” shall mean the letter agreement to be entered into between Receivables Purchaser Agent, Agent and Borrower, as the same will exist if and when executed and delivered as the same may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Coca-Cola Receivables Purchase Agreement” shall mean a Receivables Purchase Agreement to be entered into among Receivables Purchaser Agent, the other Receivables Purchasers from time to time party thereto and Borrower, as the same will exist if and when executed and delivered, and as may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Coca-Cola Receivables Purchase Documents” shall mean, collectively (as the same will exist if and when executed and delivered, and as may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Coca-Cola Receivables Purchase Agreement; (b) the Coca-Cola Receivables Consent Letter; and (c) the other agreements, documents and instruments executed and/or delivered in connection with the foregoing items in clause (a) or (b).

“Receivables Purchaser Agent” shall mean JPMorgan Chase Bank, N.A., as agent for the investors under the Coca-Cola Receivable Purchase Documents, together with its successors and assigns.

“Receivables Purchasers” shall mean, collectively, (a) the Receivables Purchase Agent and (b) the investors that purchase the Coca-Cola Receivables under the Coca-Cola Receivables Purchase Documents.

1.2 Amendment to Definition. The definition of “Eligible Accounts” in the Loan Agreement is hereby amended by deleting the word “and” after clause (q) in the second sentence of the definition of Eligible Accounts, deleting the period at the end of clause (r) in the second sentence of the definition of Eligible Accounts and replacing it with the word “and”, and adding a new clause (s) at the end of the second sentence of the definition of Eligible Accounts as follows:

“(s) such Accounts are not Coca-Cola Receivables; provided, that Accounts that are Coca-Cola Receivables may be included as Eligible Accounts both prior to the effectiveness of the Coca-Cola Receivables Purchase Agreement and on and after the date that Borrower provides written notice to Agent in any Borrowing Base Certificate that Borrower delivers to Agent certifying to Agent and Lenders that the Receivables Purchase Agreement has been terminated and is no longer in effect.”

1.3 Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

Section 2. Amendments to Loan Agreement.

2.1 Excluded Property. Section 5.2(b)(xiii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(xiii) notwithstanding the foregoing or anything in this Agreement or any other Financing Agreement to the contrary, automatically upon the sale of any Program Receivable in accordance with Section 9.7(b)(xi), any and all security interests in, liens on, and set off rights against such Program Receivable granted hereunder shall be immediately released and the terms “Accounts”, “Collateral” and “Receivables” as used herein and in each other Financing Agreement shall no longer include such specific Program Receivables; provided, that (A) if at any time or from time to time Borrower repurchases any Coca-Cola Receivables from any Receivables Purchaser as required under a Coca-Cola Receivables Purchase Document, then at the time of such repurchase by Borrower the Agent’s security interest shall attach to such repurchased Coca-Cola Receivables and such repurchased Coca-Cola Receivables shall constitute “Accounts” (which Accounts may subsequently be resold in accordance with Section 9.7(b)(xi)), “Receivables” and “Collateral”, in each case subject to the terms and conditions of this Agreement and (B) the proceeds arising from the sale of any Coca-Cola Receivables by Borrower pursuant to the Coca-Cola Receivables Purchase Documents shall remain subject to the security interest and lien of Agent;”

2.2 Perfection of Security Interests. Section 5.4(a) of the Loan Agreement is hereby amended by deleting the period at the end of such Section and replacing it with the following:

“; provided, further, that, if requested by Receivables Purchase Agent, Borrower and the Receivables Purchase Agent shall be permitted to file amendments to financing statements, in form and substance reasonably satisfactory to Agent in good faith, evidencing the release and termination of Agent’s security interest in, lien on, and set off right against, any Coca-Cola Receivables sold pursuant to Section 9.7(b)(xi).”

2.3 Restrictions on Subsidiaries. Section 8.14 of the Loan Agreement is hereby amended by deleting the period at the end of such Section and replacing it with the following:

“; provided, that, the foregoing clause (b) shall not prohibit any restrictions on the granting of a security interest in any Coca-Cola Receivables contained in any Coca-Cola Receivables Purchase Document to the extent such restriction is limited to Coca-Cola Receivables that are sold pursuant to the Coca-Cola Receivables Purchase Documents to the extent provided by this Agreement.”

2.4 Sales of Assets. Section 9.7 of the Loan Agreement is hereby amended by deleting the word “or” after clause (ix) of Section 9.7(b) and adding the following at the end of Section 9.7(b):

“(xi) sales by Borrower to Receivables Purchasers of the Coca-Cola Receivables in accordance with the terms and conditions of the Coca-Cola Receivables Purchase Documents so long as the following terms and conditions are satisfied as reasonably determined by Agent in good faith: (A) Agent shall have received, in form and substance reasonably satisfactory to Agent in its good faith discretion, fully executed copies of the Coca-Cola Receivables Purchase Agreement and the Coca-Cola Receivables Consent Letter, (B) the proceeds arising from the sale of any Coca- Cola Receivables by Borrower pursuant to the Coca-Cola Receivables Purchase Documents shall remain subject to the security interest and lien of Agent, (C) Borrower shall furnish to Agent all material notices or demands (if any) in connection with the Coca-Cola Receivables Purchase Documents either received by Borrower promptly after receipt thereof, or sent by Borrower promptly after the sending thereof, as the case may be, in any case with respect to any circumstance, event or condition that would have a Material Adverse Effect, and (D) both immediately before and immediately after giving effect to the closing of the Coca-Cola Receivables Purchase Agreement, no Default or Event of Default shall exist or have occurred and be continuing, or”

2.5 Limitation on Liens. Section 9.8 of the Loan Agreement is hereby amended by deleting the word “and” after Section 9.8(r), deleting the period at the end of Section 9.8(s) and replacing it with the word “and”, and adding the following at the end of Section 9.8:

“(t) security interests and liens on the Coca-Cola Receivables in favor of Receivables Purchasers pursuant to the Coca-Cola Receivables Purchase Documents; provided, that, the purchase and sale of such Coca-Cola Receivables comply with the terms of Section 9.7(b)(xi) hereof.”

2.6 Indebtedness. Section 9.9 of the Loan Agreement is hereby amended by deleting the word “and after Section 9.9(o), deleting the period at the end of Section 9.9(p) and replacing it with the word “and”, and adding the following at the end of Section 9.9:

“(q) Indebtedness under, and secured by assets sold or transferred pursuant to, the Coca-Cola Receivables Purchase Documents, whether or not attributable to Borrower under GAAP.”

Section 3. Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows (which representations and warranties shall survive the execution and delivery hereof), the truth and accuracy of which, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any and all Loans by Lenders (or Agent on behalf of Lenders) to Borrower:

3.1 This Amendment No. 1 and each other agreement or instrument to be executed and delivered by Borrower hereunder has been duly authorized, executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein and therein constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

3.2 The execution, delivery and performance of this Amendment No. 1 and each other agreement or instrument to be executed and delivered by Borrower hereunder (a) are all within Borrower’s corporate powers, (b) are not in contravention of applicable law or the terms of Borrower’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (c) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower, except as provided in the Financing Agreements.

3.3 All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment No. 1, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

3.4 Borrower has obtained any necessary consents and approvals from any third party or Governmental Authority required to be obtained by Borrower to execute and deliver, or perform the terms, conditions and agreements contemplated by, this Amendment No. 1.

3.5 All requisite corporate action and proceedings of Borrower and all necessary consents in connection with this Amendment No. 1, and any other agreements, documents and instruments to be delivered in connection with the amendments contemplated by this Amendment No. 1 shall have been taken and obtained.

3.6 As of the date hereof, and after giving effect to this Amendment No. 1, no Default or Event of Default exists or has occurred and is continuing.

Section 4. Conditions Precedent. This Amendment No. 1 shall be effective as of the date hereof upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent:

4.1 Agent shall have received an executed copy of an original or executed original counterparts of this Amendment No. 1 by electronic mail or facsimile (with the originals to be delivered as promptly as possible after the date hereof), duly authorized, executed and delivered by Borrower and Lenders;

4.2 all requisite corporate action and proceedings of Borrower and all necessary consents in connection with the transactions contemplated by this Amendment No. 1 and the other agreements, documents and instruments to be delivered hereunder shall have been taken and obtained, in form and substance reasonably satisfactory to Agent, such records of requisite corporate action and proceedings taken and consents obtained, where requested by Agent or its counsel, to be certified by appropriate corporate officers; and

4.3 as of the date hereof, and after giving effect to this Amendment No. 1, no Default or Event of Default exists or has occurred and is continuing.

Section 5. Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrower shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

Section 6. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment No. 1.

Section 7. Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

Section 8. Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 9. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

Section 10. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 1 by facsimile or other electronic means shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by facsimile or other electronic means also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

10.1 Consent to Release of Coca-Cola Receivables. Each Lender hereby authorizes Agent to execute and deliver the Coca-Cola Receivables Consent Letter, and Agent and each Lender hereby consent to the release of the security interests in, liens on, and set off rights against the Coca-Cola Receivables granted under the Loan Agreement, in the manner and to the extent set forth in the amendment to Section 5.2(b) of the Loan Agreement contained herein and in the Coca-Cola Receivables Consent Letter.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Pete Steffen
Name:	Pete Steffen
Title:	V.P.

Lenders: WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Pete Steffen
Name:	Pete Steffen
Title:	V.P.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Dritar Vinca
Name:	Dritar Vinca
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ John R. LePage
Name:	John R. LePage
Title:	Vice President

ACKNOWLEDGED AND AGREED:

AEP INDUSTRIES INC.

By:	/s/ James B. Rafferty
Name:	James B. Rafferty
Title:	Vice President and Treasurer

[Amendment No. 1 to Second Amended and Restated Loan and Security Agreement]